Exhibit 4.21

Date: ………………………… 2019

Midatech Pharma plc Panmure Gordon (UK) Limited [__________________________]

Lock-in Agreement

Fieldfisher Riverbank House 2 Swan Lane London EC4R 3TT

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THIS AGREEMENT is made this ____day of ________2019

BETWEEN:

(1)	MIDATECH PHARMA PLC (Registered in England and Wales with No. 09216368) whose registered office is at 65 Innovation Drive, Milton Park, Milton, Abingdon, Oxfordshire OX14 4RQ (the "Company");

(2)	PANMURE GORDON (UK) LIMITED (Registered in England and Wales with No. 04915201) whose registered office is at One New Change, London EC4M 9AF ("Panmure"); and

(3)	_________________________________ of ___________________________(the "Shareholder").

IT IS AGREED as follows:

BACKGROUND

(A)	The Company is proposing to undertake a capital raising and to seek admission of the ordinary shares issued pursuant to such capital raising to trading on the AIM market of the London Stock Exchange.

(B)	As part of the arrangements for the proposed admission to AIM, the Shareholder has agreed on the terms of this Agreement to certain restrictions on the disposal of its shares in the Company for a period following such admission.

1.	Definition

1.1	For the purpose of this Agreement the following words and phrases shall have the following meanings:

"Admission" means the admission of the New Ordinary Shares to trading on AIM becoming effective as provided in rule 6 of the AIM Rules;

"AIM" means the market of that name operated by the London Stock Exchange;

"AIM Rules" means the AIM Rules for Companies published by the London Stock Exchange from time to time;

"Associate" shall in respect of the Shareholder, bear the meaning ascribed to it in paragraph (c) of the definition of "related party" in the AIM Rules as if the Shareholder fell within paragraphs (a) and/or (b) of such definition;

"Business Day" means a day upon which dealings may take place on AIM;

"Dispose of" or "Disposal" means directly or indirectly mortgaging, pledging, charging, assigning, selling, transferring, subscribing or otherwise disposing, including agreeing (conditionally or unconditionally) to do the same;

"in writing" shall include transmission by electronic mail;

"London Stock Exchange" means London Stock Exchange plc;

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"New Ordinary Shares" means the new shares of the Company being issued pursuant to the capital raising being carried out by the Company which is expected to complete by 28 February 2019;

"Orderly Market Period" means the period of twelve months commencing on the expiry of the Restricted Period;

"Restricted Period" means the period from the date of Admission up to and including the date falling twelve months after Admission;

"Restricted Shares" means the Shares and any interests in Shares held by the Shareholder or an Associate as at Admission and acquired during the Restricted Period and includes any shares of any class or any interest in any shares of the Company or any rights arising from or attached to any such shares including but not limited to any such shares in the Company which convert or are converted into Shares on or prior to Admission, any shares which the Shareholder subsequently acquires in the Company which are derived from such Shares including without prejudice to the generality of the foregoing from any sub-division, bonus issue, open offer or rights issue, and any Shares arising from the exercise of options or warrants; and

"Shares" means ordinary shares of £0.00005 each in the capital of the Company.

1.2	In this Agreement:

(a)	references to the masculine include the feminine and neuter and words denoting the singular include the plural and vice versa;

(b)	unless the context otherwise requires any reference to any clause or Schedule is to a clause of or the Schedule to this Agreement;

(c)	references to any Act, statute or statutory provision includes references to any such Act, statute or statutory provision as amended, re-enacted or replaced from time to time

(d)	references to persons include references to partnerships, corporations or unincorporated associations; and

(e)	the headings are included for ease of reference and shall not affect the construction of this Agreement.

2.	Undertaking

2.1	The Shareholder undertakes to the Company and Panmure (for so long as it remains nominated adviser or broker to the Company) that save in the circumstances set out in clause 3 below, it will not during the Restricted Period, Dispose of the legal or beneficial ownership of, or any other interest in, the Restricted Shares.

2.2	The Shareholder further undertakes to the Company and Panmure that, save in the circumstances set out in clause 3 below, during the Orderly Market Period it will only Dispose of the legal or beneficial ownership of, or any other interest in, the Restricted Shares through Panmure (or the broker for the time being of the Company if it is not Panmure (the "Replacement Broker")) in such manner as Panmure or the Replacement Broker may reasonably require so as to ensure an orderly market in the Shares.

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2.3	The requirement in clause 2.2 that a Disposal be effected through Panmure or the Replacement Broker is subject to the following provisos:

(a)	Panmure or the Replacement Broker shall only charge commissions in respect of any transfer or sale equivalent to those which would have been reasonably payable by the Shareholder for an institutional execution-only broking service if this restriction did not apply and on a basis that Panmure or the Replacement Broker provides best execution; and

(b)	if Panmure or the Replacement Broker is unable to make the Disposal within five Business Days of it having received a written request to do so by or on behalf of the Shareholder the Shareholder shall be entitled to effect the Disposal through such broker as he shall, in its absolute discretion, decide.

2.4	The Shareholder undertakes to use all reasonable endeavours to ensure that its Associates comply with the restrictions contained in this clause 2 in respect of any Restricted Shares in which such person is interested.

2.5	The Shareholder consents to the inclusion in a circular and press release to be prepared by the Company of references to this Agreement and a summary of its contents.

3.	Exceptions

3.1	The restrictions contained in clause 2 shall not prevent a Disposal:

(a)	pursuant to the prior written consent of each of the Company and Panmure (acting in their absolute discretion);

(b)	in acceptance of a general offer (or by the giving of an irrevocable undertaking to accept such offer) made to shareholders of the Company to acquire all the issued Shares (other than any Shares which are already owned by the person making such offer and any other person acting in concert with him) recommended by the board of directors of the Company;

(c)	under any scheme or reconstruction under section 110 of the Insolvency Act 1986 to the Company;

(d)	pursuant to any compromise or arrangement under Part 26 of the Companies Act 2006 providing for the acquisition by any person (or group of persons acting in concert) of 50 per cent. or more of the equity share capital of the Company and which compromise or arrangement has been sanctioned by the Courts; or

(e)	pursuant to an intervening court order.

4.	Termination

4.1	The obligations of the parties under clause 2 of this Agreement are conditional upon Admission becoming effective on or before 28 February 2019, or such later time or date as the Company and Panmure may agree in writing and shall cease on the earlier of the expiry of the period referred to in clause 2.2 or the Shares no longer being admitted to trading on AIM.

4.2	If the condition set out in clause 4.1 is not fulfilled by the date specified, this Agreement shall cease and determine and no party to this Agreement will have any claim against any other party to this Agreement for costs, damages, compensation or otherwise.

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5.	Remedies

In view of the difficulties in placing a monetary value upon the effects of any breach of the terms of the undertakings referred to in this Agreement, the Shareholder recognises that each of Panmure and/or the Company will be entitled to seek and the Shareholder shall not raise any objection to Panmure and/or the Company seeking injunctive relief as well as any other relief which may be appropriate under the circumstances in any court of competent jurisdiction in the event of any breach or anticipatory breach of the obligations set out above.

6.	Governing Law and Jurisdiction

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the Laws of England and Wales. The parties hereto irrevocably agree that the Courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

7.	Variation and Waiver

7.1	No variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties hereto.

7.2	No waiver of any term, provision or condition of this Agreement shall be effective except to the extent made in writing and signed by the waiving party.

7.3	No omission or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver by it or any right to exercise it in future or of any other of its rights under this Agreement.

8.	Assignment

No party shall without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed) assign, transfer, charge or deal in any other manner with this Agreement or any of its rights under it nor purport to do any of the same.

9.	Notices

9.1	Each party may give any notice or other communication under or in connection with this Agreement by letter or facsimile transmission addressed to any other party. The address for service of each party shall be the address set out above or such other address within the United Kingdom for service as the addressee may from time to time notify to the other parties for the purposes of this clause or (in the case of a company) its registered office from time to time.

9.2	Any such notice shall be delivered by hand or sent by fax transmission or pre-paid first class post and if delivered by fax shall conclusively be deemed to have been given or served at the time of printout of a transmission report showing that the correct number of pages has been sent without error and if sent by post shall conclusively be deemed to have been received 48 hours after the time of posting.

9.3	If any deemed receipt under clause 9.2 occurs before 9.00 a.m. on any Business Day, the notice shall be deemed to have been received at 9.00 a.m. on that day, and if deemed receipt occurs after 5.00 p.m. on any Business Day or on any day which is not a Business Day, the notice shall be deemed to have been received at 9.00 a.m. on the next Business Day.

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9.4	The Shareholder irrevocably appoints Link Asset Services (for the attention of David Bell) of 65 Gresham Street, London, EC2V 7NQ, as its agent for service of process in any proceedings in the courts of England and Wales arising out of or in connection with this Agreement and agrees that failure by its process agent to notify it of such service shall not affect the validity of such service. If its process agent is or becomes unable or unwilling for any reason to act as agent for service of process in England and Wales, the Shareholder shall promptly appoint another process agent who is able and willing so to act and notify the other parties of the new process agent's name and address. If its process agent moves to a new address within England and Wales, the Shareholder shall promptly notify the other parties of its process agent's new address.

10.	General

10.1	If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as invalid and unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

10.2	This Agreement may be executed in any number of counterparts each of which, when so executed, shall be an original, but all counterparts shall together constitute one and the same agreement.

10.3	It is not intended that a person who is not a party to this Agreement shall have rights under this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

EXECUTED as a deed and delivered on the date stated at the beginning of this document.

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EXECUTED as a DEED by MIDATECH PHARMA PLC acting
by a director in the presence of:

Signature of director

Signature of witness

Print name

Address

Occupation

EXECUTED as a DEED by PANMURE GORDON (UK) LIMITED acting by a director in the presence of:

Signature of director

Signature of witness

Print name

Address

Occupation

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Executed as a deed by _______________________
acting by a director, in the presence of:
.............................................................. Witness signature _______________________ Name _______________________ Occupation	............................................................ Director Address _______________________ _______________________ _______________________

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